Form C

Cover Page

Name of issuer:

SuperdopeTV, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 9/11/2017

Physical address of issuer:

6430 Sunset Blvd
Hollywood CA 90028

Website of issuer:

http://www.superdopetv.net

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

50,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$300,000.00

Deadline to reach the target offering amount:

11/7/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

8

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$165,034.00	$0.00
Cash & Cash Equivalents:	$137,140.00	$0.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$72,565.00	$0.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($112,546.00)	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

SuperdopeTV, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Mychal Simka	CEO	SuperdopeTV	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Mychal Simka	CEO	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Mychal Simka	3800000.0 Common stock	82.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Highly competitive market. There is a risk that a more well funded larger company will position themselves in this space before we do.
>
> Staff and contractors of SuperdopeTV are paid below industry standard to maximize production value of content from funds available. This is not indefinitely sustainable and staff and contractors will have to earn more appropriate payment sometime in the future.
>
> SuperdopeTV's business model is based on advertising. We are growing our audience, but there is a risk that it will never increase its audience a size which would be attractive to advertisers.

Advertisers can be selective about what type of content they want to advertise on. There is a risk that the type and quality of content we create at SuperdopeTV, even with a large audience, will not be attractive to advertisers.

SuperdopeTV and its partners deal heavily in intellectual property. There is a risk that one or more things from its content will be disputed over copyright issues. This is especially true when copyright ownership is not certain, such as with public domain, and presumed public domain properties which Moviebaby, an entity owned and operated by the principals of SuperdopeTV and with which SuperdopeTV intends to enter into a licensing agreement for the use of Moviebaby's products, intends to release.

SuperdopeTV's advertising revenue will most likely not be sufficient to sustain the company for a year or more. To make up for that, it intends to enter into a license agreement with Moviebaby which intends to fund SuperdopeTV's operating costs until SuperdopeTV is self-sustainable from advertising or other means. There is a risk that Moviebaby does not earn sufficient revenue to fund SuperdopeTV until it is self-sustainable.

SuperdopeTV's primary planned source of revenue in the immediate future is Moviebaby which is a subscription video on demand platform which charges a monthly fee. There is a risk that Moviebaby will not be attractive enough, because of its marketing efforts, and/or because of the type and quality of its content, to fund SuperdopeTV's operating costs.

Moviebaby intends to acquire customers through network marketing which is a highly scrutinized and regulated industry. There is a risk that Moviebaby may have problems with regulators as a network marketing ie. direct sales organization, which would directly affect its ability to fund SuperdopeTV's operating costs.

Moviebaby intends to market to faith based organizations. There is a risk that these organizations will not support or agree with some of the things that Moviebaby sells or how it sells them, which could directly affect Moviebaby's ability to gain subscribers and sales affiliates. Also Moviebaby's outreach to faith based communities might negatively affect its ability to gain subscribers and sales affiliates in other communities. All of the above may affect Moviebaby's ability to fund SuperdopeTV's operating costs.

SuperdopeTV, its CEO Mychal Simka, and Mr. Simka's current feature film Adventures of Bunny Bravo have been since December of 2017 the target of a smear campaign by a former marketing company with which they had dealings. There is a risk that this negative publicity will affect SuperdopeTV's ability to increase its audience, and earn income through itself and/or its partners.

SuperdopeTV's business goals are quite large in proportion to the funds it hopes to accomplish them with. Competitors have been funded for many times the amount which SuperdopeTV has raised and intends to raise. There is a risk that SuperdopeTV will not have sufficient funds to accomplish its goals.

SuperdopeTV intends to build its audience base and business model in order to become attractive as an acquisition by major media corporations. There is a risk that such media corporations may change their objectives, and that advertising based video on demand companies specifically geared towards kids and teens, would no longer be or is currently not an attractive acquisition option for them.

SuperdopeTV has a sublease on its office in the CNN building under WhatsTrending whose lease expires in September 2019. There is a risk that our lease may be terminated with WhatsTrending, or that WhatsTrending's lease may be terminated with the CNN building management. If this happened, it would create operational problems in that we would have to move our whole office and studio to a new location.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$50,000**

Use of Proceeds: 95% Acquisition and production of animated and live action films and TV series content for SuperdopeTV Moviebaby, and general operating costs of Superdope TV

5% Wefunder Intermediary Fee

If we raise: **$300,000**

Use of Proceeds: 45% Acquisitions, production, operating expenses.

50% Launch of Spanish language content.

5% Wefunder Intermediary Fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see
Appendix B, Investor Contracts.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the total value of the Investor's investment, divided by the price of **Preferred Stock** issued to new Investors, or
- (ii) if the valuation for the company is more than **$8 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.
- (iii) for investors up to the first $50,000 of the securities, investors will receive a valuation cap of $6,000,000

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock**, but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of a SAFE may be amended and any Investor's right waived as follows:

(i) if the Investor is not a Major Investor, any provision of a SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of the Valuation Cap for such SAFE.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Preferred Stock	10,000,000	221,051	Yes
Common Stock	100,000,000	4,400,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

The Company has two classes of stock – Common and Preferred. A sub-series of shares has been divided out of the preferred class and designated as "Series Seed Preferred Stock". All issued and outstanding shares of preferred stock are Series Seed Preferred Stock. The most significant rights and obligations of the holders of Series Seed Preferred Stock are as follows:

As long as 25% of the Series Seed Preferred Stock issued in the most recent Regulation CF offering remain outstanding, the Company cannot, except upon the majority vote of the Series Seed Preferred Stockholders: (i) change the rights or privileges of the holders of such shares; (ii) create a new class of stock that is senior to or on par with the Series Seed Preferred Stock; or (iii) liquidate or dissolve the Company by agreement;

Series Seed Preferred Stock Holders may grant a proxy to approved parties to vote on all of their shares; Upon dissolution, Series Seed Preferred Stock Holders are entitled to the greater of the stated value associated with the previous price sold of $1.00 per share or the amount they would be entitled to upon converting their respective shares into common stock, prior to any distribution to the common stockholders; The Series Seed Preferred Stock is automatically convertible to common stock if the Company goes public pursuant to an initial public offering.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;

- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

<u>Additional issuances of securities.</u> Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

<u>Issuer repurchases of securities.</u> The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

<u>A sale of the issuer or of assets of the issuer.</u> As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

<u>Transactions with related parties.</u> The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Michael Simka
Issue date	02/28/18
Amount	$33,123.00
Outstanding principal plus interest	$33,123.00 as of 05/11/18
Interest rate	0.0% per annum
Maturity date	02/28/19
Current with payments	Yes

The Company has a loan from the owner, Mychal Simka with no set formal terms and no interest. The terms related to maturity state that this loan may be paid back before or by February 28, 2019, depending on the availability of funds.

Loan

Lender	Bravo Bunny LLC
Issue date	02/28/18
Amount	$38,711.00
Outstanding principal plus interest	$38,711.00 as of 05/11/18
Interest rate	0.0% per annum
Maturity date	02/28/19
Current with payments	Yes

The Company also has a related party loan from Bravo Bunny, LLC with no interest. Bravo Bunny. LLC is owned by Mychal Simka. The terms related to maturity state that this loan may be paid back before or by February 28, 2019, depending on the availability of funds. The Company's agreement with Bravo Bunny, LLC also has set arrangements with informal terms for the Company to do Bravo Bunny's marketing in exchange for funds.

The Company's owner, Mychal Simka, owns many different independent entities, including some that were involved with the Company in different aspects as of February 28, 2018. Management cannot currently, with reasonable accuracy, estimate the possible impact of applicable contracts to allocate specific amounts associated with each arrangement past what is disclosed due to the related party aspects of related transactions. The Company's related party contracts are as follows:

-A license assignment agreement (dated October 4, 2017) between the Company and Simka

-Animation for all media rights to the Brave Rabbit 2 and the Brave Rabbit TV Series in the U.S., Canada,

and the UK;
-A license assignment agreement (dated October 4, 2017) between the Company and API Media Group for all media rights to "Frogville";
-A marketing agreement (dated October 5, 2017) with Influential Stan, LLC, pursuant to which the Company is entitled to a monthly fee of $10,000 for marketing services upon mutual agreement for a plan related thereto;
-A marketing agreement (dated October 5, 2017) with Bravo Bunny, LLC. The details of which are set forth below in NOTE D- LOANS.
- The Company intends to enter into a licensing agreement with Moviebaby!, Inc. for the right to use its products, platforms, content, and other assets to generate revenue for the Company; and
-The Company intends to enter into a licensing agreement with Que Onda, Inc. for the right to use its products, platforms, content, and other assets to generate revenue for the Company

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
9/2017	Section 4(a)(2)	Common stock	$440	General operations
12/2017	Regulation Crowdfunding	Preferred stock	$233,150	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Bravo Bunny, LLC
Amount Invested	$38,711.00
Transaction type	Loan
Issue date	02/28/18
Outstanding principal plus interest	$38,711.00 as of 05/10/18
Interest rate	0.0% per annum
Maturity date	02/28/19
Outstanding	Yes
Current with payments	Yes
Relationship	Owner is Mychal Simka

Mychal Simka owns Bravo Bunny, LLC. The Company also has a related party loan from Bravo Bunny, LLC with no interest. The terms related to maturity state that this loan may be paid back before or by February 28, 2019, depending on the availability of funds. The Company's agreement with Bravo Bunny, LLC also has set arrangements with informal terms for the Company to do Bravo Bunny's marketing in exchange for funds

Name	Mychal Simka
Amount Invested	$33,123.00
Transaction type	Loan
Issue date	02/28/18
Outstanding principal plus interest	$33,123.00 as of 05/10/18
Interest rate	0.0% per annum
Maturity date	02/28/19
Outstanding	Yes
Current with payments	Yes
Relationship	CEO, Founder

The Company has a loan from the owner with no set formal terms and no interest. The terms related to maturity state that this loan may be paid back before or by February 28, 2019, depending on the availability of funds.

Name	Mychal Simka
Amount Invested	$380.00
Transaction type	Priced round
Issue date	09/11/17
Relationship	CEO

3,800,000 shares of common stock issued at $.0001 per share

Name	Bevilacqua, PLLC
Amount Invested	$20.00
Transaction type	Priced round
Issue date	09/11/17
Relationship	attorney

200,000 shares of common stock issued at $.0001 per share

Name	David Casner
Amount Invested	$20.00
Transaction type	Priced round
Issue date	09/11/17
Relationship	investor benefactor

200,000 shares of common stock issued at $.0001 per share

Name	Joseph Simka
Amount Invested	$20.00
Transaction type	Priced round
Issue date	09/11/17
Relationship	CEO's father, investor and benefactor

200,000 shares of common stock issued at $.0001 per share

The Company's owner, Mychal Simka, owns many different independent entities, including some that were involved with the Company in different aspects as of February 28, 2018. Management cannot currently, with reasonable accuracy, estimate the possible impact of applicable contracts to allocate specific amounts associated with each arrangement past what is disclosed due to the related party aspects of related transactions. The Company's related party contracts are as follows:

-A license assignment agreement (dated October 4, 2017) between the Company and Simka -Animation for all media rights to the Brave Rabbit 2 and the Brave Rabbit TV Series in the U.S., Canada, and the UK;

-A license assignment agreement (dated October 4, 2017) between the Company and API Media Group for all media rights to "Frogville";

-A marketing agreement (dated October 5, 2017) with Influential Stan, LLC, pursuant to which the Company is entitled to a monthly fee of $10,000 for marketing services upon mutual agreement for a plan related thereto;

-A marketing agreement (dated October 5, 2017) with Bravo Bunny, LLC.

- The Company intends to enter into a licensing agreement with Moviebaby!, Inc. for the right to use its products, platforms, content, and other assets to generate revenue for the Company; and

-The Company intends to enter into a licensing agreement with Que Onda, Inc. for the right to use its products, platforms, content, and other assets to generate revenue for the Company

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Kids these days don't turn on the TV to watch their favorite shows live: they log onto YouTube, Facebook, Instagram, and even Snapchat to watch short-form content created specifically for social media, or they stream shows on Netflix. SuperdopeTV is creating an online-only television network for kids and teens with live-action comedies, animated series, celebrity- and brand-sponosored content for Generation Z. Episodes are three to five minutes long, perfect for watching on-the-go.

As more and more television moves off cable, we hope SuperdopeTV will become the go-to network for family entertainment across film, television, music, social media, and even physical locations (eg. selfie museums). Like Nickelodeon in the 1990s, today's kids and teens will go to SuperdopeTV for their favorite shows and celebrities.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

SuperdopeTV, Inc. was incorporated in the State of Delaware in September 2017.

Since then, we have:

- Raised $233,000 in first Reg CF round
- Episode 4 of "Making Forbidden: Todrick Hall" had 97,000 views in 3 days.
- Finished development of apps for iOS and Android for SuperdopeTV's subscription platform Moviebaby.
- Wrapped production on SuperdopeTV's first series "What's Next for Kentaro" -- 13 episodes
- More than halfway through production on docuseries "What's Next for Todrick Hall"
- Began production on two animated series "Catzy" and "Hug Me"

Historical Results of Operations

Our company was organized in September 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended February 28, 2018, the Company had revenues of $0
- *Assets.* As of February 28, 2018, the Company had total assets of $165,034, including $137,140 in cash.
- *Net Loss.* The Company has had net losses of $112,546 for 2018.
- *Liabilities.* The Company's liabilties totaled $72,562 for 2018.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $71,834 in debt and $233,590 in equity.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 9 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 9 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

SuperdopeTV, Inc. cash in hand is $142,140, as of April 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $45,000/month, for an average burn rate of $45,000 per month. Our intent is to be profitable in 9 months.

SuperdopeTV expects to enter into a licensing agreement with Moviebaby and Que Onda to begin generating revenue sooner rather than later. While we cannot guarantee it, we are hoping to receive revenues from Moviebaby as early as next week. The relationship between Moviebaby and SuperdopeTV is such that Moviebaby will owns its assets and is a separate company, but for as long as SuperdopeTV needs to become self-reliant financially through advertising or until it is acquired, SuperdopeTV will manage Moviebaby and receive all its revenues, which will help fund operations.

While our burn rate has averaged is In all actuality, Moviebaby needs very little funds to operate. The majority of our costs have been paid for over the previous two months. If needs be, we have the ability to lower their burn rate to $20,000. With our minimum fundraise target set to $50,000 we would still have 6 months of cash runway.

SuperdopeTV is adopting an equity incentive plan for its employees, directors, and consultants. SuperdopeTV has developed additional technology, content, brand recognition, etc.

Despite the licensing agreement with Moviebaby, SuperdopeTV will still be a pre-revenue generation company and does not anticipate any substantial changes to its revenue generation or expenses in the next three to six months.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://superdopetv.net/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- Early Bird SAFE (Simple Agreement for Future Equity)
- SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

- Financials 1

Appendix D: Director & Officer Work History

- Mychal Simka

Appendix E: Supporting Documents


SUPER

FOLLOW US FOR UPDATES SHARE TWEET

INVEST IN SUPERDOPETV

An online television network for kids and teens

$0
raised of $50K goal

$100 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)

$8M valuation cap

A SAFE gives you the right to future shares in SuperdopeTV. If you invest, you're betting the company will be worth more than $8M in the future.

INVEST $25K FOR PRO RATA RIGHTS.

EARLY BIRD BONUS: $6M Valuation Cap
Investors who fund up to the first $50K of this fundraise will invest in a SAFE with a $6M valuation cap.

INVESTOR PERKS

$250+	One year subscription to our SVOD platform, 'Moviebaby'!
$500+	SuperdopeTV t-shirt!
$1,000+	SuperdopeTV baseball cap and socks!
$2,500+	Invitation to visit us at the SuperdopeTV headquarters and hang out with us for a day, watch us shoot and record our shows, and participate in our creative meetings. (Travel and accommodations not included.)
$5,000+	Come work with us for a day at the SuperdopeTV studio in either the writers room, the sound and video editors room, or the live on camera taping, to learn how shows are made, and receive an on screen credit for the work you do! (Travel and accommodation not included.)
$10,000+	Opportunity to voice a role for you or someone of your choice in one of our animated films or TV series, get an on screen credit for the role you voiced, and do an interview with us in the SuperdopeTV studio. (Travel and accommodation not included.)

Kids these days don't turn on the TV to watch their favorite shows live: they log onto YouTube, Facebook, Instagram, and even Snapchat to watch short-form content created specifically for social media, or they stream shows on Netflix. SuperdopeTV is creating an online-only television network for kids and teens with live-action comedies, animated series, celebrity- and brand-sponosored content for Generation Z. Episodes are three to five minutes long, perfect for watching on-the-go.



Mychal Simka
CEO, SUPERDOPETV

OUR AMBITION

As more and more television moves off cable, we hope SuperdopeTV will become the go-to network for family entertainment across film, television, music, social media, and even physical locations (eg. selfie museums). Like Nickelodeon in the 1990s, today's kids and teens will go to SuperdopeTV for their favorite shows and celebrities.

KEY FACTS

- Raised $233,000 in first Reg CF round
- Episode 4 of "Making Forbidden: Todrick Hall" had 97,000 views in 3 days.
- Finished development of apps for iOS and Android for SuperdopeTV's subscription platform Moviebaby.
- Wrapped production on SuperdopeTV's first series "What's Next for Kentaro" -- 13 episodes
- More than halfway through production on docuseries "What's Next for Todrick Hall"
- Began production on two animated series "Catzy" and "Hug Me"

superdopetv.net

TELEVISION FILM TECH ENTERTAINMENT

Why I Like SuperdopeTV

We are excited about SuperDopeTV and all of the talent that is working hard to make SuperDopeTV a success! Can't wait to see the productions they come up with.



Michael Jarquin
FOUNDER & CEO QUINOX, INC.

THE BUZZ ABOUT SUPERDOPETV

Awesome!! Can't wait for SuperdopeTV to be in every household.



Daijha Barton
Facebook Reviewer

The people behind this are amazing, witty, and fun, so this is guaranteed to be incredible!



Emily Maxwell
Teacher and Behavior Analyst | Facebook Reviewer



221: Mychal Simka | Industry Standard w/ Barry Katz on acast

Mychal Simka is the writer, director, and producer of "re-versioned" animated features, meaning he takes movies produced abroad in non-English languages and adapts them for American audiences primarily through editing and rewriting dialog. In
April 26, 2018 @ acast.com

MicroVentures | Invest in SuperdopeTV

SuperdopeTV | As more children and teens turn to the internet for entertainment, pop culture studios have become increasingly important in the creation of intelligent, high-quality content.
April 26, 2018 @ app.microventures.com

Kids-Media Startup "SuperDopeTV" Adds Leighton R. Lloyd as Chief Operating Officer

LOS ANGELES, CA / ACCESSWIRE / December 10, 2017 / Leighton R. Lloyd - a former top attorney at the UK-based Gipson Hoffman & Pancione - has joined Los Angeles-based SuperDopeTV, a digital-media startup aiming to cater to kids ages
April 26, 2018 @ accesswire.com

Todrick Hall Releases New Album "Forbidden"! - SuperdopeTV

Now here's what I call exciting! It's finally here and it's banging! Todrick Hall's NEW album "Forbidden" is officially out and it's going to rock your world! The album is only available on pre-sale for now but, the brand new video for the single "Dem Beats" ,
March 23, 2018 @ superdopetv.net

Hollywood Vet Barry Katz Teams with Mychal Simka to Launch Kid-Focused Digital Network - VideoInk

The kids entertainment space has become the new hot category for digital video brands as many publishers look to provide families with brand-safe, kid-friendly entertainment on over-the-top platforms. YouTube Kids, Amazon, Netflix and Hulu
November 30, 2017 @ thevideoink.com

Leading Producers Mychal Simka and Barry Katz Launch Equity Crowdfunding Campaign for Next "Generation Z" Multichannel Network "SuperDopeTV"

LOS ANGELES, CA / ACCESSWIRE / November 21, 2017 / Mychal Simka (writer and producer of 14 animated feature films to date, including "Adventures of Bunny Bravo.") and Barry Katz (Emmy and Grammy-nominated producer of over 100

Television for Generation Z

Leveraging our CEO's many years creating kids' television, we're creating a new kind of television network specifically for today's kids and teens who watch shows on YouTube, Facebook, Snapchat, and other social media starring the celebrities they care about: Nickelodeon, Disney, and YouTube stars.



Miranda Cosgrove in "A Mouse Tale," written by SuperdopeTV CEO Mychal Simka

Our Shows

Our first two live action docuseries feature singer and YouTuber Todrick Hall (2.8M subscribers) and Project Runway winner Kentaro Kameyama. Half our shows will be live action, half will be animated.


310

30-episode series with Todrick Hall. The last episode released got 97,000 views in three days.



13-episode series with Kentaro Kameyama, the winner of Project Runway Season 16.



"Hug Me," animated TV series.



"Adventures of Bunny Bravo," an animated film.

Our goal is to make SuperdopeTV as engaging and interactive as possible. We invite any fan to submit an audition tape and come down to our Hollywood studio to meet the cast and producers, take selfies, and test out their star skills.

SuperdopeTV Has an Agreement with Moviebaby, a Subscription Streaming Service


SuperdopeTV
- advertising-based on-demand entertainment network
- content primarily on Facebook, Instagram, Twitter, YouTube
- target audience ages 8-15
- Releasing episodes now
- Series stars include Todrick Hall and Kentaro Kemayama
Moviebaby
- subscription-based on-demand entertainment platform
- primarily content from outside producers
- only family-friendly content
- available on seven platforms including iOS, Android, and smart TV
- 1-2 months from launch
- MLM marketing to allow sales reps to profit from subscriptions
Licensing agreement with Moviebaby in the works

SuperdopeTV is working on a licensing agreement with Moviebaby. Moviebaby has its own assets, but Superdopetv will manage Moviebaby's business, and will receive its revenues. Since Moviebaby has a revenue model that can begin immediately, we plan to have Moviebaby fund SuperdopeTV's operations until SuperdopeTV can build a large enough audience to operate on its own from advertising revenue.

Our Progress So Far

June 2012
"Kung Fu Rabbit" Sold to Lionsgate
Mychal is the producer. John Heder and Tom Arnold join the cast.

Summer 2013
"Snowflake to White Gorilla" and "Wings" Released
Both are financial successes. Stars include Arian Grande, Hillary Duff, and Rob Schneider.

2013-2016
Mychal Produces Films for Lionsgate
He and his team write, direct, cast, and produce several animated features with more than 100 stars.

Spring 2016
"Little Rooster's Eggcelent Adventures" Earns $30M
Mychal was a producer. The film breaks records worldwide.

July 2017
Crowdfunds $500K for "Bunny Bravo"

December 2017
Crowdfunds $200K for SuperdopeTV

February 2018
SuperdopeTV Begins Docuseries with Todrick Hall
Released episodes have garned 97K views in three days.

March 2018
SuperdopeTV Acquires Rights to 3 Foreign Animated TV Series

May 2018
SuperdopeTV Launches First Podcast "Building Wonderland"
See how it's styled sorta differently? Yeah.

May 2018
Moviebaby! Launches

Let's Build a New Kind of Kids Television Network

Dear Investors,

In 2016, thirty-two percent of k preferred getting their content on a digital device, other than traditional television and we are seeking to meet that demand. As more children and teens turn to the internet for entertainment, pop culture studios have become increasingly important in the creation of intelligent, high-quality content. Gen Z continues to gravitate toward YouTube influencers instead of traditional film or television stars, making online interactive media the natural successor to television channels like Nickelodeon and Disney. SuperdopeTV believes that this online terrain presents a significant opportunity for the family entertainment industry. SuperdopeTV aspires to create the first household name in kids entertainment online.

Sincerely,

Mychal Simka

CEO and Founder

Streaming Where the Kids Are: Social Media

Our strategy is to release the full versions of content over Facebook and then, hopefully, to partner with Facebook on a proprietary Watch channel. Meanwhile, we'll post shorter versions of our content on Snapchat, Instagram, and even Twitter. Of course, YouTube is still the king of the digital media platforms so we plan to make most of our content available there too.

Traction So Far

7,000	97,000	7	50
Subscribers for SuperdopeTV	Views in 3 days of "Making Forbidden" of episode 4	Apps developed for Moviebaby	Credits to Mychal Simka for films since 2011

Founder



Mychal Simka

CEO

Casting director, screenwriter, producer turned CEO. Dozens of credits on films and series for kids.

AND THE REST OF THE TEAM



Alyssa Saenz

Social Media Specialist

Studied at Los Angeles Film Studies Center



Vincent Pastor

Head of Production

Directly responsible for creation, production and editing of all in-house and company productions



Thomas McKissock

Producer and Production Manager

Producer at Making Forbidden: Todrick Hall DocuSeries, Former Production Manager- Straight Outta Oz



Brittany Taylor

Acquisitions and Development

Former Production Assistant for CBS Corporation, Freelance Production Contractor



Devin Walker

Producer and Creative Director

Studied Visual Communications at Orange Coast College, Background in Dance/Choreography



Paul Keating

Associate Producer

Interview

Wefunder interviewed Mychal Simka on March 14, 2018.

– COLLAPSE ALL

WF: What is SuperdopeTV?

SIMKA: SuperdopeTV Inc. is really two interdependent and mutually beneficial components: the advertising-based video on demand (AVOD) business model of SuperdopeTV and the subscription video on demand (SVOD) business model of Moviebaby.

The SuperdopeTV brand is an Internet-based family entertainment network which lives primarily on social media – Facebook, Instagram, YouTube etc. It's primarily geared towards kids and teens. The content is about half live-action and half animation. We have animated series like "Hug Me" and "Cassie." Our live action content is made up of short clips and behind the scenes docuseries. We have one current docuseries about YouTube musical influencer Todrick Hall, and another one which is finished but unreleased about Kentaro Kameyama winner of last year's Project Runway. Generally our content is about three to five minutes per episode/clip, with shorter versions for Instagram and other social media platforms. The series come in anywhere from 13 to 52 episodes, released once or twice a week.

All the content on SuperdopeTV is free. You can sign up as a member, but that doesn't mean you're paying for anything -- you're just getting newsletters possibly and are part of the "club".

The stars of SuperdopeTV come from pop culture, just like our films prior to this, including Nickelodeon celebs, YouTube influencers etc. but they will also be sourced from our audience. That is one of the most exciting parts of this project. Anyone watching has the chance to become the next Nickelodeon star like Drake, Josh, Sam, Cat, or Carly. Anyone can submit an audition tape, and we will invite many down to our studio in the CNN building in Hollywood to meet the cast and producers, take selfies with a pink haired Elvis in front of a giant Oreo cookie, and test out their star skills. Our goal is to make SuperdopeTV as engaging and interactive as possible, and having our audience involved in such an integral way is a key factor in how we develop our audience.

WF: How is Moviebaby connected to SuperdopeTV?

SIMKA: The Moviebaby brand is the other main component to SuperdopeTV, Inc. It is a subscription video-on-demand service, and it primarily includes content that we did not produce, although we plan to have some original content as well, such as masterclasses. We've got seven apps, which have already been developed for iOS and Android, smart TV, and four other platforms. The subscription costs $10 per month or $99 per year. It gives the user unlimited access to all the films and shows that we have on our platform. Vimeo is providing the backbone for that network and handling our customer service and our tech support. The most important aspect of Moviebaby is that it can bring in revenue immediately, whereas advertising will only become relevant to SuperdopeTV after it builds a sufficient audience to become attractive to advertisers.

What differentiates Moviebaby from Netflix or Hulu is that our content is all family-safe. It's not from any specific perspective, it's not necessarily religious – it'll just have much less violence, bad language, and sexually explicit content. And there won't be political content. We'll provide good drama, good comedy, good love stories, fun and excitement, song and dance because we believe that's what entertainment is all about.

The relationship between Moviebaby and SuperdopeTV is that they are independent companies, but SuperdopeTV has a license to everything Moviebaby owns. SuperdopeTV manages Moviebaby's entire business and receives all the revenue for as long as it benefits from this relationship.

As Moviebaby has a revenue model which can begin immediately, it is our plan to have Moviebaby fund the operations of SuperdopeTV until SuperdopeTV builds a large enough audience base to operate on its own from advertising and other revenue. At that time, the business relationship between SuperdopeTV and Moviebaby may be terminated, but they may continue to work together, especially if SuperdopeTV becomes integral to bringing new subscribers to Moviebaby.

Apart from this crowdfunding for SuperdopeTV, there is an opportunity to get involved with Moviebaby directly as well. We're going to sign up subscribers through a network marketing organization of sales reps. For $199, you can become a sales rep, and earn residual income for each subscriber you sign up. And if you sign up another sales rep, then you can earn commission on every subscriber he/she brings in as well. We've been working with consultants who have been instrumental in the success of the biggest network marketing companies like Lularoe and Melaleuca, to develop and launch this part of our business, and expect to launch in the next month or two.

WF: Where did the idea for SuperdopeTV come from?

SIMKA: There used to be a market for the little guy in Hollywood- - independent films. In the 1990s and early 2000s, you could make a horror film for $500,000 and turn a $5 million profit on it, even on a lesser known film. That started drying up little by little. A lot of people blamed piracy, but what really happened is that subscription services took over the independent space and made a completely new industry. It's hard to sell just one movie for 10 bucks when you can get unlimited access to a ton of movies for $10 a month. Piracy whittled away at the market a little bit, but the subscription platforms completely shut it down, in my opinion.

The films I made for Lionsgate were like what I called “Pixar on a budget.” They looked similar, had 3D animation, stars from Disney and Nickelodeon, great music by pop singers, but they weren’t at the Disney or Pixar level, at least in terms of production value. Those companies could spend $200 million on a film we might spend $500,000 on, so obviously, our technical quality would have to be much lower. There used to be so much of a market and appetite for animated films that people would buy the big studio (Disney, Pixar, Dreamworks etc.) ones, and they’d also want the smaller, fringe ones. Now, studios are getting rid of the low-budget stuff and putting almost all their effort and resources into giant releases. Studios seem to have completely lost interest in smaller films.

Still, I knew people loved those small films. You don’t have to make a $200 million film for people to enjoy it. There is a market for that, and just because the current market is structured in a way that doesn’t allow for it, I believed the product was still good and I just had to figure out a way to make it make sense financially. I knew the only way to do it was to have our own network, our own family entertainment and animation brand like Nickelodeon or the Disney Channel. Hence SuperdopeTV.

WF: What about the idea for Moviebaby?

SIMKA: Networks are funded by advertising, and ad revenue depends on audience size. A large audience will take us quite a while to build, and even then ad revenue still depends on the whims of advertisers to some degree. Working with advertisers is great, but I don’t want to be completely beholden to them in such a way that they could ever dictate what I can and can’t put on my network. So the next step was to imagine Moviebaby, which is a subscription-based model, completing the ecosystem from page one of the script all the way to financial transactions with our audience. As long as Moviebaby has enough paid subscribers, and SuperdopeTV and Moviebaby are still working together, if I control both of them, the license between the two companies can remain and SuperdopeTV can continue to cover its entire operating costs and create all the content it needs through the revenue Moviebaby earns from subscriptions.

When the market dried up for smaller films, it wasn’t just family entertainment -- it was art films, small horror movies, indie films, all kinds of things that will never get made unless they have a benevolent uncle who doesn't care about losing money. I had to create a new ecosystem for those types of films. For us, we’re focused on family entertainment, but this model could work for other lower-cost film and media genres as well – i.e. a free television brand like SuperdopeTV funded by a subscription platform partner like Moviebaby.

So, to sum it up, we were producing, writing, and directing little animated films, but the market dried up. I realized that in order to keep making family entertainment, someone had to give me a trillion dollars so I could buy Disney, or I had to build my own ecosystem out of two sticks and paper clips and chewing gum wrappers. But there's no price on imagination, and as long as we're creating stuff with well-crafted stories from a perspective of adventure and fantasy, it can be done at any price, and the formulas and calculations go a long way.

WF: Why would a customer choose Moviebaby instead of another subscription streaming service like Netflix?

SIMKA: Obviously, we're not going to have the content production budget that Netflix has, which is in the billions. We’re also not going to have a huge movie like *Thor Ragnarok* on Moviebaby, at least not right away. We plan to have classic films, classic television shows, things that people in the network marketing groups we're building will appreciate. Often, they are from faith-based communities. Our selling point is that everything on Moviebaby is family-safe entertainment. If the kids turn it on, or Grandma, Grandpa, Mom, or Dad turn it on, they might not like every show, but nobody is going to be scandalized by any of it. Netflix has some family-friendly content, but there's also a ton of sex, violence, politics, and content that is going to offend somebody, and it's because they're dealing with a different kind of entertainment for different audiences.

The other big difference is we're building something grassroots and there is a financial opportunity for anyone who wants to get involved in a bigger way. As a sales rep, you can earn money from this. If you sign up your grandmother on Moviebaby for $10 per month, you'll earn $2 per month of her subscription, and the sales rep who signed you up will earn a commission too. We're going to keep in touch with the sales reps and let them have a voice in what kind of content we produce and share, and those reps can talk to their subscribers, so we'll have a direct relationship with our subscriber base. They're taking an active role in creating with us. If someone requests an erotic channel on Moviebaby, that won't happen because that's against the core principles of the company, but if someone wants more comic-book-type content or more nature documentaries, we can do that. It's a personal connection all the way from the corporate headquarters down to the individual subscriber.

Also, we work with a lot of celebrities at SuperdopeTV, and we're hoping we can use that network to host parties, meet-ups and annual events for our top sales reps, to which they can invite their subscribers. Nothing like that is possible for our competitors, because they don't have the resources we have, which is basically Hollywood itself. So yes, our production budgets are much lower than what our competitors are doing, but we're competing on other levels.

WF: Why would a film producer choose to release their film on Moviebaby?

SIMKA: Our producers' incentive program offers a deal unlike anything else in the industry. For example, a producer wants to put a hypothetical film, *Haunted House*, on Moviebaby. If we acquire that film, we plan to put up a page on the Moviebaby website for the film (i.e. www.moviebaby.com/hauntedhouse) For any user who signs up for Moviebaby from that page, the film producer will be compensated. If it's an annual subscription, the producer will earn the entire first payment, minus our tech costs. If it's a monthly subscription, the producer will earn the first three monthly payments, minus our tech costs. That means the producer can earn $99 minus our costs for just one single customer who wants to watch her film. No other deal in the business even comes close to offering something like this.

This is an unbelievable deal, for producers of films of any size, because it allows them to market the film as much as they want, sending everyone to that page. This is not something we will be able to offer indefinitely. Once our subscriber base is in the millions, and most people already have a Moviebaby account already, this model wouldn't work since it's only for new subscriptions. That would be a great problem to have though. Millions of Moviebaby subscribers!

We can't offer the kind of money upfront that a major studio would when we acquire a film, but we can offer producers a much more powerful formula for making money from their film. It's just 6 of one or half a dozen of the other. When you don't have unlimited funds, you have to restructure things in ways like this, and that's actually part of the challenge and part of the fun. Figuring out solutions to problems no one has ever had to solve before is one of the biggest things that drives me. It's a lot of stress, but I wouldn't want it any other way. This goes with the territory when you try to do things that are a little too big for your current capacity in some way. So even when I have $1 billion to spend on something, I'll probably be trying to do something else instead, something that other people wouldn't even think about attempting unless they had $100 billion. As human beings, we are only truly creative when we are forced to attempt the impossible. Everything else is just pushing papers around on a desk.

WF: When and how will you launch SuperdopeTV?

SIMKA: We have a 30-episode series with Todrick Hall which is 90% finished and the first few episodes, which incidentally are the first episodes for SuperdopeTV in general, were posted over the past few weeks with a lot of success. We gained over 5,000 new subscribers in just a few days and up to about 7,000 right now. We also have a series with Kentaro Kamayama, the winner of Project Runway, that has been completed but not posted yet. It's 13 episodes and will probably be the second series to go up on our accounts. We have two animated series in production, "Hug Me" and "Catzy," and have acquired the rights to several more using the same model of reversioning foreign animation like we did on my films for Lionsgate. We are working on more general SuperdopeTV branded content as well, which we shoot here in our office on Sunset Boulevard and will star pop culture icons as well as audience members who choose to audition for us. We have been releasing all of this for a few weeks already, on Facebook and YouTube, as well as micro-content on all our other social media platforms.

Our current strategy is to release the full versions of this content over Facebook and then, hopefully, to partner with Facebook on a proprietary Watch channel. Meanwhile we are posting shorter versions on other platforms such as Instagram, and are even in talks with proprietary content providers to put SuperdopeTV on their platforms. Facebook has been really aggressive in taking over some of that space from YouTube. But we are also bullish on Snapchat, Instagram and even Twitter for extremely short content. Of course, YouTube is still the king of the digital media platforms so we can't neglect building a YouTube presence, and we plan to make most of our content available there as well.

Currently, we have a presence on social media, where we're talking about what we're producing and when it's coming out. My personal Twitter account is verified with more than 50,000 followers.

WF: Where do you find talent for your video series?

SIMKA: We're focused mainly on Internet influencers to play the voices in our animated series. These are YouTube celebrities, as well as Disney and Nickelodeon stars and people I've worked with on the dozen or so animated films I've produced, written and directed. We've been casting the shows from that world mainly because it's really the core of family entertainment today.

One of the big differences between what I do and what some of my competitors have done is that with my animated films, we had a huge star appear in each one. In our first SuperdopeTV film, *Adventures of Bunny Bravo*, we have Gregg Sulkin of the Marvel show *Runaways*, Kat McNamara of *Shadow Hunters*, and Bobcat Goldthwait and Steve Guttenberg from *Police Academy*. We have former Nickelodeon stars Leon Thomas, Amber Frank, and Drake Bell. We have YouTube influencers Amanda Steele of *Makeup by Mandy*, voiceover artist Mikey Bolts, and producer Bart Baker. In the Spanish-language version, we have Mexican actors Rafael Amaya and Mauricio Ochmann.

In my previous films for Lionsgate, I worked with stars including Ariana Grande, Jennette Mccurdy, Ashley Tisdale, Hilary Duff, Rob Schneider, Bella Thorne, Cameron Dallas, David Spade, Russell Peters, Josh Duhamel John Lovitz, John Heder -- the list goes on and on. We have built a great network of stars. We've already made deals with a couple dozen people, and there are new people coming into the studio every day.

One of the big areas of focus for SuperdopeTV is interviews with these celebrities. It's mainly publicity for them. But when they come in for an interview, since we're recording cartoons in the next room, we can say: "You love cartoons. Do you want to hang out and do a voice, and maybe have a conversation about doing your own show?" We have access to hundreds of television series from abroad that we re-version for English, and we invite English-speaking celebrities to do those voices. If our audiences respond well to a certain actor, we can do more series with them, and if not, more people are coming in the next day.

Plus, it's an exciting world to be a part of for our audience members. We plan to engage with our audience regularly, having them send in stuff they record on their own, even bringing them into the studio. We plan to leverage the contest nature of this as well because it's such an exciting thing to be a part of for someone in say Iowa. If we involve them, they will hopefully tell all their friends to watch and that increases our audience. If we have a voting system based on views or likes or some other measure of engagement, then that increases our audience value even more.

WF: When and how will you launch Moviebaby?

SIMKA: We have apps already completed for each of our seven platforms. We're currently uploading hundreds of films and television shows to the content database there. It's not live on the app store yet -- it could be, but the content's not ready. We're one to two months away from going live. The first content will be primarily stuff that's appropriate for faith-based communities, as well as masterclasses with our celebrity influencers and classic films.

Our launch strategy is driven by what we've learned from other companies. How can a startup company operating on a small budget like Moviebaby compete with a behemoth like Netflix, especially when it's charging about the same for a monthly subscription? I've seen other smaller companies try to solve this by charging only $5 per month, but if Netflix annual production budget is $8 billion and they charge $10 or $15 a month, to compete on price you would need a $3 or $4 billion dollar content budget to sell subscriptions at $5 per month. So this is clearly a faulty strategy.

What we need is content that doesn't cost very much and has a high price tag. That's why I chose masterclasses as one of our focus genres. People are used to spending even more than a Netflix subscription for a masterclass. We plan to launch with several masterclasses and we plan to implement them somewhat differently than the industry norm as well.

WF: What's your target demographic?

SIMKA: Our genre, with SuperdopeTV, for lack of a better description, is kind of a throwback to the early 2000s or 1990s Nickelodeon. That content had a specific demographic, kids between 8 and 15, who were intense fans of shows like *Drake and Josh* and *iCarly*. That genre has dissipated since then. Nickelodeon and the Disney Channel have skewed much younger -- their live-action shows generally feature kids under 10 now. Then there are YouTube celebrities, like Logan Paul and PewDiePie, and watching kids play games online. Kids routinely log on to watch those celebrities.

Our goal is to draw those two things together, to create something which looks and feels a lot like that early 2000s and 1990s Nickelodeon, maybe some old Disney Channel stuff, and build it on the architecture of the web. That includes small, short clips that live on Facebook, YouTube, Instagram. They're platform-agnostic, but they target the same demographic those shows used to reach. There's not really anybody else doing that.

I've yet to see a show like *iCarly* that lives on the Internet. If it existed, I think it would be a hit, especially if it had relevant celebrities. I've yet to see a show like *SpongeBob* that lives on the Internet. I've seen *SpongeBob* clips on the internet, but they're there to draw people to Nickelodeon on legacy cable. I've never seen something that lives on the Internet, either on the live-action or the animation side, in this particular genre.

WF: How do you make money?

SIMKA: We have two income streams: subscriptions and advertising.

Advertising is hugely broad. There are sponsorships, branded content, and internal advertising on Facebook and YouTube, which is based on the popularity of your shows. That's a big part of it. However, since you need a really large audience, think millions, to be attractive to advertisers or to monetize internally on your own videos, advertising is something more for the future than it is for the present.

What we're really banking on is subscriptions to Moviebaby. That brings in $10 per month per subscriber. An annual subscriber pays $99 per year. Everyone who signs up as a sales rep pays $199, a $79 renewal fee, and $9.99 per month to have their own website, their own portal for Moviebaby. That's the same kind of revenue Hulu and Netflix take in. Advertising can fluctuate so much, even for the biggest stars on YouTube and Facebook, so I'm really happy that we won't have to rely only on that completely.

Merchandising and events will provide a third income stream, but it'll be ancillary until our fan base is big enough that selling t-shirts is even a blip on the income radar.

WF: Do SuperdopeTV and Moviebaby share revenue?

SIMKA: SuperdopeTV drives traffic to Moviebaby, which increases its revenue, and Moviebaby plans to fund the operations of SuperdopeTV, which allows us to produce more and better content on SuperdopeTV. SuperdopeTV is kind of like the advertising arm of Moviebaby. In the same way that NBC Universal and Universal Pictures advertise the film across its two businesses when a Universal Pictures film comes out, we plan to cross-pollinate between the two.

If you invest in this round, you're investing in SuperdopeTV, but since SuperdopeTV has the full license to everything owned by Moviebaby and manages every aspect of its operations, all the revenue from Moviebaby goes to SuperdopeTV for as long as that license is in place. We plan to keep this licensing arrangement for as long as SuperdopeTV needs it – essentially until SuperdopeTV can pay for its own operations internally through advertising, merchandise sales, and other ways. We are planning a Superdope Films and Superdope Records in the future for example. So at some point, Moviebaby and SuperdopeTV will probably outgrow their relationship with each other.

There are hundreds of other ways that we cross-pollinate between both sides of the company, but here's one really cool way: On the flagship SuperdopeTV show, which is going to launch as a weekly show and gradually grow to become a daily show, we'll have interviews with celebrities, Hollywood actors, YouTube influencers, people our audiences would love to meet. Now, their parents might be subscribers to or sales reps for Moviebaby. We can track who the most popular celebrities are on SuperdopeTV, and who the best sales reps are at Moviebaby. We can offer a prize that says the top sales reps in a certain region gets to have a party with one of the top five celebrities at SuperdopeTV. In that way, we can use SuperdopeTV to promote Moviebaby -- sign up for this subscription service and you could meet this person you love.

WF: How will you succeed in the highly saturated television landscape?

SIMKA: There's a difference between content that's out there, but hidden under the rocks, and curated content. That is, there's a difference between a product from Walmart and a product that might be 10 times better than the Walmart version, except that the designer doesn't have access to channels to monetize it. We have built an architecture, an ecosystem, from start to finish, from the day that we lift up a pen and start writing one of these shows, all the way to getting it to the audience. We even have a way to collect $10 per month from that audience. Our company controls the process from beginning to end. Advertisers help, and we occasionally work with consultants and partners, but hopefully, there will never be a point where we say, "Well, we've produced it, and now we give it to a studio and hope for the best."

Very few companies control the entire process. Netflix is trying to do that and has built a multi-billion dollar company with that model. Disney is starting to develop its own on-demand video platform, but until now, they were producing content and relying on theater owners and cable networks to distribute it. We're building a beginning-to-end business model, like Netflix, for family entertainment. Although our content looks like Disney, Nickelodeon, Cartoon Network, that type of family entertainment, our business model looks a lot more like a grassroots Netflix with a free television component

WF: Will you have content for adults on Moviebaby?

SIMKA: We plan to have shows which will be for parents, grandparents and college students, but we won't have something like *Breaking Bad* because that's about a guy who makes and sells drugs and that's just not something that Moviebaby is going to work with. I thought *Breaking Bad* was a well-written show for what it is, but it's not what we do. However, we will offer other things that people in that demographic might like. Presumably, someone that likes *Breaking Bad* also other interests. So we will try to capture that demographic with content that's different but still appealing. It might not be of interest to his kids, but might be of interest to other adult viewers. At the end of the day, people just want to be entertained, so the shows have to be engaging and interesting enough to be of interest to audiences. For a more intellectual audience, we would plan to have more intellectual content. For people who want a wacky adventure, well they'll be able to get that on Moviebaby too, hopefully.

The spectrum of content we plan to have on Moviebaby is huge. Our only limitations are: No sexually explicit content, no political content, no extreme violence, and no offensive language. Beyond that, we'll have every type of content that you can imagine, but it'll be clean and optimistic -- sort of living in a slightly different world, like if this content existed in the universe of whatever inspired Walt Disney to build Disneyland. So many people talk about art being a reflection of reality, but more important to me is art being a way of creating a *better* reality – a safe haven where people can go to enjoy a little piece of happiness no matter what their real-life situation might look like. I believe that everything starts with the imagination. If we keep showing the same old boring or even worse, the negative images from the real world, like many television and film producers display, then we are caught in a vicious circle. But if we spend time in an idyllic beautiful world created for the screen, then just maybe our real-world lives will start to look like those images. So I don't think this kind of entertainment is just some frivolous way to spend free time. It can actually change the world in a powerful way.

Walt Disney was asked why he made content just for kids when he was around 50 years old. He said, "I do not make films primarily for children. I make them for the child in all of us, whether he be six or sixty. Call the child innocence."

That's what Moviebaby and SuperdopeTV are both aspiring to achieve. In that way, the two brands are similar. We don't care about appealing to the cynical side of human nature that just wants a rush from something shocking -- that's a different and probably more common approach for the media, but it is the polar opposite of the reasons behind what we do. Walt Disney had a term for that other approach, he called it making dirty pictures. Most people thought he meant just showing inappropriate things, but it was much deeper than that. "Dirty pictures" by Walt Disney's definition was entertainment that was made, not to provide happiness for humanity, but to exploit it in some way, whether that be shock value stuff, politically charged rhetoric, or anything else that can kind of hypnotize us in a bad way. The good kind of entertainment he described as "entertainment for its own sake". It's just there to put a smile on your face. I think you would agree, our competitors do not take Walt Disney's approach as principle. They may do that for one show, then approach the next show in the opposite way. So you never know what you're gonna get.

For that reason, we're not really competing with Netflix, Hulu, Universal or Paramount. We're happy to work with all of them, just like we're happy to work with Disney and Nickelodeon. And we'll have to work with them, because 99% of the content on Moviebaby will be from third parties. But we're not competitors. I can imagine one household, having a subscription to Hulu, Amazon Prime, Netflix, HBO, and Moviebaby. That would still cost less than the old cable bill.

WF: What do you worry about?

SIMKA: We are working with what I consider a broken market. We're building our own ecosystem, our own new market, and while that's exciting, a lot of doubts come up. I go through the math over and over. This is the only model that makes sense, but that fact that we're the only ones doing it can be frightening.

Before I came to Hollywood, I was a sales rep for the American Communications Network. I had almost 30,000 people in my downline. Most network marketing sales reps get five or ten people at most. That experience showed me what network marketing can do if you really put your energy into it. Now that logic makes a lot of sense to me, but when I tell people I'm doing network marketing, there are a lot of people who cringe. "You're going to be like those obnoxious guys who sell vitamins and skin creams?" Well, yes, we will, but I know it works because I've done it before. I just have to be really honest with myself and look at the logic, look at the numbers, and ignore the initial emotional reactions when it comes to strategy. I care deeply for how people feel about the content I create and release. And it's easy to care about how people feel about your methods and strategies, whether they think they're right or wrong. This is something you have to turn off in your brain. Follow the logic. If it makes sense, do it. Emotions never solved a math or logic problem.

WF: Who's on your team?

SIMKA: I like working with people who do things the startup way -- getting their hands dirty, working every side of the process. You've never used a camera before? Well, this camera's really cool, let's figure it out together. It's like kids in a sandbox here. We have team members from Paramount and major agencies, mostly with experience in low- and mid-level positions. I have friends in high-level positions who I ask for advice, but asking people like that to be producers and get their hands dirty in the studio with us doesn't really make sense. It takes a certain kind of adventurer to want to work in a business like this. It's a commitment.

In our art department, we have a prop designer who used to work for Jim Henson's company and an illustrator drawing backdrops for our shows. An assistant for Todrick Hall, a YouTube musical celebrity who we're doing a series with, is a producer at our company now. In our tech department, we have an editor who comes from the NFL Network and the Tennis Channel. Then we have YouTube celebrities who are taking more producorial roles, taking ownership of their own shows, like "Cassie" and "Hug Me."

It's a great group of people. It's not going to look like a typical Silicon Valley company, or even a Hollywood production company, with pedigrees galore, because I think people who come with pedigrees have set opinions about how this stuff should be done. We're trying to build something from scratch. The premise of our company was that the industry doesn't have a place for the type of inexpensive content we create, so we have to build the whole thing from scratch--our own industry. The only people who really get on board with that are people who don't come with a bunch of predispositions, stereotypes, and ideas about how you have to hire and work with unions and follow their rules and basically do things the way they've been done for decades. If it's not going to break something in our system, and we're not going to get in trouble for it -- basically if there's no real reason not to break a rule, we break it. We don't like using the tried-and-true ways. I know firsthand, after making 14 films, that to do what I did before is impossible to do now. The way I made movies for the studios was a new model when I did it, and it's already outdated. I see people trying to make business models work in the entertainment industry that haven't been valid business models since the 1990s. It's the old west out there – nothing is more valuable for people working in it than plain old common sense. We have to learn new things every day just to accomplish our regular tasks. But, honestly, I wouldn't want it any other way.

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RISKS

1 Highly competitive market. There is a risk that a more well funded larger company will position themselves in this space before we do.

2 Staff and contractors of SuperdopeTV are paid below industry standard to maximize production value of content from funds available. This is not indefinitely sustainable and staff and contractors will have to earn more appropriate payment sometime in the future.

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Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

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